UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PENN VIRGINIA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES ADJOURNMENT OF ANNUAL MEETING TO MAY 13, 2015

RADNOR, PA (Globe Newswire) May 7, 2015 – Penn Virginia Corporation (NYSE: PVA) today announced that it convened its annual meeting of shareholders on Thursday, May 7, 2015 and adjourned the meeting due to lack of requisite votes with respect to the proposal to amend its Articles of Incorporation to increase the number of authorized shares of common stock. The annual meeting will reconvene on May 13, 2015 to allow the Company’s shareholders additional time to vote.

During the period of the adjournment, the Company will continue to solicit proxies from its shareholders. Shareholders who have already voted do not need to recast their votes. Shareholders who have not already done so are encouraged to vote. Proxies previously submitted in respect of the meeting will be voted at the reconvened meeting unless properly revoked.

The reconvened annual meeting will be held at 10:00 a.m., prevailing time, on Wednesday, May 13, 2015, at the Company’s headquarters at 4 Radnor Corporate Center, Suite 200, Radnor, PA, 19087.

The Company filed the proxy statement for its 2015 Annual Meeting with the Securities and Exchange Commission (the “SEC”) on April 7, 2015, pursuant to which the Company is soliciting additional proxies. Shareholders are urged to read the proxy statement and other relevant documents filed with the SEC.

If you have not yet voted or wish to change your vote on the proposals in the Company’s proxy statement, we urge you to vote by mail or through the internet using the instructions provided in your voting instruction form or proxy card.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged in the exploration, development and production of oil, natural gas liquids and natural gas in various domestic onshore regions of the United States, with a primary focus in the Eagle Ford Shale in south Texas. For more information, please visit our website at www.pennvirginia.com.

Contact:	James W. Dean Vice President, Corporate Development Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com